ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated December 7, 2011

ETRACS Next Generation Internet ETN and ETRACS Monthly 2xLeveraged Next Generation Internet ETN

Profile			Tickers: EIPO/EIPL
	ETRACS Next Generation Internet ETN	ETRACS Monthly 2xLeveraged Next Generation Internet ETN	Key Features
Ticker	EIPO	EIPL	Leveraged or unleveraged
Underlying Index	UBS Next Generation Internet Index	UBS Next Generation Internet Index	exposure to twenty social
Index Ticker	NETIPO	NETIPO	networking, Internet software and
Issuer	UBS AG	UBS AG	Internet services stocks
Issuer Credit Rating[1]	Aa3 (Moody’s); A (S&P); A (Fitch)	Aa3 (Moody’s); A (S&P); A (Fitch)
CUSIP	90268A774	90268A766	An innovative monthly index
Primary Exchange	NYSE Arca	NYSE Arca	rebalancing feature ensuring index
Initial Trade Date	July 20, 2011	July 20, 2011	constituents remain up-
Maturity Date	July 19, 2041	July 19, 2041	to-date
Leverage	N/A	Monthly 2x
Tracking Fee*	0.65%, accrued on a daily basis	0.65%, accrued on a daily basis	Convenience of an exchange-
traded security
*As of November 15, 2011. See “ Risks to consider” and the disclaimer for more information.

About the ETNs

Exchange Traded Notes are senior, unsecured, unsubordinated debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities or currencies, less investor fees. Exchange Traded Access Securities (ETRACS) are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace.

This document describes two different series of ETRACS, EIPO and EIPL (together, the “ETNs”). Each series of the ETNs provides exposure to the performance of the UBS Next Generation Internet Index (the “Index”), reduced by accrued fees.

EIPO provides exposure to the performance of the Index, reduced by an accrued tracking fee, while EIPL provides a monthly compounded two times leveraged exposure to the performance of the Index, reduced by an accrued tracking fee and accrued financing charges.

About the Indices

The Index is intended to measure, on a total-return basis, the performance of a subset of Internet-related companies listed on the New York Stock Exchange or The Nasdaq Stock Market, Inc. that satisfy specified market capitalization and other eligibility requirements (the “Index Constituents”). The Index provides exposure specifically to those Internet-related companies that have been publicly traded for less than three years. Standard & Poor’s Financial Services LLC serves as the calculation agent for the Index. The Index was created on July 7, 2011 and has no performance history prior to that date.

For a list of the Index’s current constituent weightings, click here or, alternatively, visit www.etracs.com.

Benefits of investing in the ETN

•	Gain either unleveraged or leveraged exposure to a portfolio of recently listed Internet-related companies by way of a single, convenient exchange-traded security, EIPO or EIPL, respectively.
•	Twenty social networking, Internet software and Internet services stocks initially comprise the Index, representing the latest generation of Internet-related stocks.
•	Innovative Index construction allows for the addition of new Index Constituents within weeks after their IPOs.
•	A monthly index rebalancing feature and a 3-year age limit ensure that Index Constituents remain up-to-date and relevant.

Risks to consider

An investment in the ETNs involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described in the “Risk Factors” section of the prospectus supplement for the ETNs (the “ETRACS Prospectus”). Capitalized terms used below (and elsewhere in this document) but not defined herein shall have the meanings attributed to them in the ETRACS Prospectus.

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You may lose some or all of your principal — The ETRACS Next Generation Internet ETN (the “Unleveraged ETN”) is exposed to any monthly decline in the level of the Index and the ETRACS Monthly 2xLeveraged Next Generation Internet ETN (the “Leveraged ETN”) is exposed to two times any monthly decline in the level of the Index. Because the negative effect of the Accrued Fees reduce your final payment, the monthly return, or, for the Leveraged ETN, the leveraged monthly return, of the Index will need to be sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable, in order for you to receive an aggregate amount over the term of the ETNs equal to your initial investment in the ETNs. If the monthly return, or, for the Leveraged ETN, the leveraged monthly return, of the Index is insufficient to offset the negative effect of the Accrued Fees and Redemption Fee, if applicable, or if the monthly return, or, for the Leveraged ETN, the leveraged monthly return of the Index is negative, you will lose some or all of your investment at maturity or call, upon acceleration or upon early redemption.

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Correlation and compounding risk — A number of factors may affect the ETNs’ ability to achieve a high degree of correlation with the performance of the Index, and there can be no guarantee that the ETNs will achieve a high degree of correlation. Because the Current Principal Amount is reset monthly, you will be exposed to compounding of monthly returns. As a result, the performance of the Leveraged ETN for periods greater than one month is likely to be either greater than or less than twice the Index performance, before accounting for the Accrued Fees and the Redemption Fee, if any. In particular, the impact of significant adverse monthly performances of the Index on your ETNs may not be offset by subsequent beneficial monthly performances of the Index of equal magnitude.

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Leverage risk of the Leveraged ETN — The Leveraged ETN is two times leveraged with respect to the Index, which means that you will benefit two times from any beneficial, but will be exposed to two times any adverse, monthly performance of the Index, before the negative effect of the Accrued Fees and any Redemption Fee.

ETRACS. Innovative strategies, convenient access	+1-877-ETRACS 5	etracs@ubs.com

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Market risk — The return on the ETNs, which may be positive or negative, is linked to the monthly return, or, for the Leveraged ETN, the leveraged monthly return, of the Index. The monthly return of the Index is measured by the Index Performance Ratio, which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

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Credit of issuer — The ETNs are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the ETNs prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

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Potential over-concentration in a particular market segment — There is only one market segment — Internet technology— related to the Index. An investment in the ETNs will increase your portfolio’s exposure to fluctuations in the value of the Index Constituents.

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A trading market for the ETNs may not develop — Although each series of ETNs is listed on NYSE Arca, a trading market for any series of the ETNs may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in any series of the ETNs, although they are not required to and may stop at any time. We are not required to maintain the listing of any series of the ETNs on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of any series of the ETNs. We may suspend or cease sales of any series of the ETNs at any time, at our discretion. Therefore, the liquidity of the ETNs may be limited.

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Minimum redemption amount — You must elect to redeem at least 50,000 of your series of ETNs for UBS to repurchase your ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your ETNs for redemption with those of other investors to reach this minimum requirement. Therefore, the liquidity of the ETNs may be limited.

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Your redemption election is irrevocable — You will not be able to rescind your election to redeem your ETNs after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Valuation Date.

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Potential automatic acceleration — In the event the indicative value of any series of the ETNs is equal to $5.00 or less on any Trading Day or decreases 60% from the closing indicative value on the previous Monthly Valuation Date, the ETNs will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount as determined during the Acceleration Measurement Period. The Acceleration Amount you receive on the Acceleration Settlement Date may be significantly less than $5.00 per ETN and may be zero if the level of the Index continues to decrease during trading on one or more Trading Days during the Acceleration Measurement Period as measured by the Index Performance Ratio on one or more Trading Days during the Acceleration Measurement Period.

•	No interest payments from the ETNs — You will not receive any interest payments or other distributions on the ETNs.

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Owning the ETNs is not the same as owning the Index constituent stocks — The return on your series of ETNs may not reflect the return you would realize if you actually owned the underlying equity securities of the Index Constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Index constituent stocks over the term of your ETNs (however, because the ETNs are linked to a total return index, dividends paid on one or more Index Constituent stocks are treated as being reinvested in the Index).

•	Uncertain tax treatment — Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

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UBS Call Right — UBS may elect to redeem all outstanding ETNs of any series at any time on or after July 23, 2012, as described under “Specific Terms of the Securities — UBS Call Right” in the ETRACS Prospectus. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the ETNs of that series.

For questions or additional information about ETRACS:

Contact us	ETRACS Investor Service Center: +1-877-ETRACS 5	Email: etracs@ubs.com Website: etracs.com
Hours available: Monday to Friday 8:00 a.m. – 5:00 p.m. EST

1The issuer credit rating as of December 5, 2011 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The UBS Next Generation Internet Index is the exclusive property of UBS. UBS has contracted with Standard & Poor’s to maintain and calculate the index. S&P shall have no liability for any errors or omissions in calculating the Index.

This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to the specific investment objectives, financial situation or particular needs of any recipient. It is for information purposes only and should not be construed as an offer, recommendation or solicitation to conclude a transaction and should not be treated as giving investment advice.

UBS Securities LLC (the “Index Sponsor”) makes no representation or warranty, express or implied, regarding the appropriateness of investing in products referenced to the UBS Next Generation Internet Index (“Index”), securities or other financial products in general or of the ability of the Index to track the market performance of Internet companies or the equity markets or other financial markets in general. Other than determining the initial Index methodology, the Index Sponsor has no discretion in determining the constituents of the Index and any amendment thereto, and the Index Sponsor has no obligation to consider the needs of any counterparties or investors that have products referenced to the Index. The Index Sponsor has all proprietary rights with respect to the Index. Any third party product based on or in relation to the Index (“Product”) may only be issued upon the prior written approval of the Index Sponsor and upon the execution of a license agreement between the Index Sponsor and the party intending to launch a Product. In no way does the Index Sponsor, endorse or have any other involvement in the issue and offering of a Product. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the Products or any member of the public regarding the advisability of investing in the Product or other financial products generally or in securities particularly, or as to results to be obtained from the use of the Index or from the Product. Past performance of the Index is not necessarily indicative of future results.

NEITHER THE INDEX SPONSOR NOR UBS GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

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